Exhibit 16.1

June 16, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Vitality Biopharma Inc.’s Form 8-K dated June 16, 2021, and agree with the statements made in Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Weinberg & Company, P.A.

Los Angeles, California